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                                                                    EXHIBIT 99.1


      FOR IMMEDIATE RELEASE               Contact:    Andrea Retzky
                                                      Weber Shandwick
                                                      (212) 445-8247
                                                      aretzky@webershandwick.com

                                                      David Rosa
                                                      TMP Worldwide
                                                      (212) 351-7067
                                                      david.rosa@tmp.com


           TMP WORLDWIDE PROVIDES BUSINESS OUTLOOK UPDATE FOR 2001 AND
                           INITIAL ESTIMATES FOR 2002


      NEW YORK, OCTOBER 2, 2001 - TMP Worldwide Inc. (NASDAQ: TMPW), the world's leading supplier of human capital solutions, including the pre-eminent Internet career portal Monster.com(R), today announced that it is lowering the Company's earnings estimates to reflect the ongoing negative economic impact and business disruptions related to the tragic events of September 11, 2001.

      The Company now expects to report diluted adjusted earnings per share in the range of $0.34 to $0.36 for the third quarter 2001 and $0.24 to $0.26 for the fourth quarter 2001. As a result, for the full-year 2001, the Company now anticipates diluted adjusted earnings per share in the range of $1.08 to $1.12, which represents an increase of 16% to 20% over adjusted diluted earnings of $0.93 per share in 2000. These estimates include the anticipated impact of mergers, acquisitions and other business combinations completed before October 2, 2001, and exclude merger and integration expenses incurred in connection with companies acquired using the pooling of interests method of accounting.

      Andrew J. McKelvey, Chairman and Chief Executive Officer of TMP Worldwide, commented, "Our revised estimates for the balance of 2001 reflect the impact that the September 11 events are having on TMP Worldwide and on the overall economy. Prior to that day, our business was tracking to plan in July, August and early September, and we were expecting quarterly and full year results to be in line with Wall Street consensus estimates. Unfortunately, like so many others around the country, we saw business activity cease in the days immediately following the attacks, as companies responded to help those in need, reflected on the tragedy and assessed its impact on their current and future operations. As this period of reflection has subsided and


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companies have focused on getting back to business, we have seen an increase in our sales, but not back to our desired levels. It is now clear to us that September 11 has left a large impact on the health of the economy. Going forward, we expect to see a continued slowdown in the employment sector, as the economic pressure is expected to persist in the short-term."

      Jim Treacy, Executive Vice President and COO, added, "As we work through this difficult environment, we must not lose sight of TMP's long-term prospects, which have not been diminished by the economic condition resulting from these terrible events. TMP will continue to benefit from our extensive portfolio of services, our broad diversification of customers and geographic markets, and our healthy balance sheet. Our breadth of services will enable us to pursue the business opportunities presented by this rapidly changing environment. With approximately $300 million in cash as of September 30th and with an additional $120 million available from committed credit lines, we have the financial strength to weather this economic downturn and invest in our internal growth initiatives. At the same time, we are aggressively focused on aligning our cost structure with our revised revenue expectations. In addition to the cost reduction initiatives for the first half of 2001, we plan to reduce costs in the second half of 2001 by an additional $60 million on an annualized basis. When the economy rebounds, and we believe that it will, TMP's leadership position in the global human capital market will enable us to further capitalize on the industry's secular shift toward online recruitment services."


BUSINESS OUTLOOK

2001 UPDATE

      Bart Catalane, Chief Financial Officer of TMP Worldwide, said, "The Company's near-term outlook has been sharply impacted by the events of September 11 and the ensuing expectation of a significant and sustained general economic slowdown for the next several quarters. Included in the Company's revised earnings per share estimates, we now estimate Interactive commissions and fees for 2001 to be in the range of $655 million to $675 million, which is approximately $60 million lower than prior estimates, but still represents a 44% to 49% increase above prior year's Interactive commissions and fees of $453 million. In addition, revenues for our other traditional recruiting businesses, specifically Executive Search, eResourcing and Advertising & Communications, which have been adversely affected throughout 2001 by the weak U.S. economy, are expected to further decline. As a result, total Company commissions and fees for 2001 are now estimated to be in the range of $1.45 billion to $1.47 billion, which represents a decrease of approximately $110 million versus prior estimates, but still represents an increase of 3% to 4% above prior year's commissions and fees of $1.4 billion."

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      Total operating expenses for 2001 are expected to be between 86% and 88%
of the revised estimate for total Company commissions and fees. These operating expenses include approximately $26 million of amortization of intangibles and $170 million to $190 million of marketing and promotion expenses, but excluding merger and integration expenses. The decrease of approximately $20 million in marketing and promotion expenses from prior estimates primarily relates to Monster.com, which, due to the strength of its brand, is achieving record consumer traffic as the U.S. unemployment rate increases. Due to significant cost reduction programs, including lower Monster.com brand spending, the Company now estimates that total Company expenses for the 2001 year will be 4% to 6% lower than previously estimated.

      Due to the significant decline in market interest rates and the Company's use of cash to complete several third quarter acquisitions, the Company estimates net interest expense to be in the range of zero to $1.0 million per quarter for the third and fourth quarters of 2001. The Company believes that its continuing focus on cost reductions and balance sheet improvements, particularly in the area of accounts receivable, should result in substantial positive cash flow.

INITIAL 2002 ESTIMATES

      Although the Company's near-term outlook has been significantly affected by the events of September 11, the Company remains positioned for growth in 2002. Based on expectations that Federal government spending and other monetary and fiscal stimuli will create an economic upturn in the second half of 2002, and considering that recruiting businesses have historically led such trends, the Company now anticipates total year 2002 adjusted diluted earnings per share in the range of $1.55 to $1.65. The Company's earnings per share projections for next year also take into account the elimination of approximately $0.10 to $0.12 of goodwill amortization, as required by SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets." Therefore, reflecting the elimination of goodwill amortization, the adjusted diluted earnings per share for total year 2001 are now estimated to be in the range of $1.18 to $1.24 and the Company's earnings per share estimate for 2002 represents an increase of 25% to 40% over the adjusted 2001 estimate. Total Company commissions and fees for total year 2002 are estimated to be in the range of $1.47 billion to $1.49 billion, which is flat to 3% higher than current estimate for total year 2001.

      Added Mr. Treacy, "We believe our broad geographic and customer diversification and extensive product offerings, combined with both the full-year impact of 2001 acquisitions and our ability to cross-sell our services, will enable us to achieve our top-line objectives. In addition, our cost reductions in the second half of 2001, and our continuing emphasis on operating profitability and cash flow throughout the year, will further support our earnings objectives in 2002."

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ABOUT TMP WORLDWIDE

      Founded in 1967, TMP Worldwide Inc., with more than 10,500 employees in 33 countries, is the online recruitment leader, the world's largest Recruitment Advertising agency network, and one of the world's largest Executive Search & Executive Selection agencies. TMP Worldwide, headquartered in New York, is also the world's largest Yellow Pages advertising agency and a provider of direct marketing services. The Company's clients include more than 90 of the Fortune 100 and more than 480 of the Fortune 500 companies. In June 2001, TMP Worldwide was added to the S&P 500 Index. More information about TMP Worldwide is available at www.tmp.com.

      Monster.com, headquartered in Maynard, Mass., is the leading global careers website, recording over 28 million unique visits during the month of August 2001 according to independent research conducted by I/PRO. Monster.com connects the most progressive companies with the most qualified career-minded individuals, offering innovative technology and superior services that give them more control over the recruiting process. The Monster.com global network consists of local content and language sites in the United States, United Kingdom, Australia, Canada, the Netherlands, Belgium, New Zealand, Singapore, Hong Kong, France, Germany, Ireland, Spain, Luxembourg, India, Italy, Sweden, Norway, Denmark, Switzerland, and Finland. Monster.com is the official online career management services sponsor of the 2002 Olympic Winter Games and 2002 and 2004 U.S. Olympic Teams. More information about Monster.com is available at www.monster.com or by calling 1-800-MONSTER.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

CONFERENCE CALL/WEBCAST

TMP will conduct a conference call at 8:30 a.m. E.D.T. tomorrow, October 3, 2001 to discuss this announcement. To join the conference call, please dial in on 1-800-621-5340 at 8:20 AM E.D.T. For those outside the United States, please call in on 1-646-862-1064. The call will begin promptly at 8:30 am E.D.T. Individuals can also access TMP Worldwide's conference call through Yahoo! Finance at www.yahoo.com and the investor information section of the Company's website at WWW.TMP.COM.

This call will be recorded and will be available for review by dialing 1-800-633-8284 followed by the reservation #19792510 between 10:30 AM E.D.T. Wednesday, October 3 and 10:30 AM E.D.T. Wednesday, October 10. For those outside the U.S., please call 1-858-812-6440 followed by the reservation #19792510 to hear the recorded call.

TMP Worldwide will report third-quarter financial results after the market closes on Monday, November 5, 2001 and will hold a conference call and webcast on Tuesday, November 6, 2001.